Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com

FOR IMMEDIATE RELEASE: July 22, 2021
Capital One Reports Second Quarter 2021 Net Income of $3.5 billion, or $7.62 per share
Excluding adjusting items, Second Quarter 2021 Net Income of $7.71 per share(1)
McLean, Va. (July 22, 2021) – Capital One Financial Corporation (NYSE: COF) today announced net income for the second quarter of 2021 of $3.5 billion, or $7.62 per diluted common share, compared with net income of $3.3 billion, or $7.03 per diluted common share in the first quarter of 2021, and with a net loss of $918 million, or $2.21 per diluted common share in the second quarter of 2020. Excluding adjusting items, net income for the second quarter of 2021 was $7.71 per diluted common share.(1)
“We are seeing increasing near-term opportunities to build our franchise as we emerge from the pandemic,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “Our modern technology is powering our current performance and setting us up to capitalize on the accelerating digital revolution in banking.”
The quarter included the following adjusting item:

(Dollars in millions, except per share data)	Pre-Tax Impact	Diluted EPS Impact
Legal reserve build	$55	$0.09
All comparisons below are for the second quarter of 2021 compared with the first quarter of 2021 unless otherwise noted.
Second Quarter 2021 Income Statement Summary:
•Total net revenue increased 4 percent to $7.4 billion.
•Total non-interest expense increased 6 percent to $4.0 billion:
◦24 percent increase in marketing.
◦3 percent increase in operating expenses.
(1)Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

Capital One Second Quarter 2021 Earnings

•Pre-provision earnings increased 1 percent to $3.4 billion.(2)
•Provision (benefit) for credit losses decreased $337 million to $(1.2) billion:
◦Net charge-offs of $541 million.
◦$1.7 billion loan reserve release.
•Net interest margin of 5.89 percent, a decrease of 10 basis points.
•Efficiency ratio of 53.78 percent.
◦Efficiency ratio excluding adjusting items of 53.04 percent.(1)
•Operating efficiency ratio of 45.38 percent.
◦Operating efficiency ratio excluding adjusting items of 44.63 percent.(1)
Second Quarter 2021 Balance Sheet Summary:
•Common equity Tier 1 capital ratio under Basel III Standardized Approach of 14.5 percent at June 30, 2021.
•Period-end loans held for investment in the quarter increased $6.5 billion, or 3 percent, to $249.6 billion.
◦Credit Card period-end loans increased $1.9 billion, or 2 percent, to $101.0 billion.
•Domestic Card period-end loans increased $4.2 billion, or 5 percent, to $95.3 billion.
◦Consumer Banking period-end loans increased $4.6 billion, or 6 percent, to $74.8 billion.
•Auto period-end loans increased $4.7 billion, or 7 percent, to $71.7 billion.
◦Commercial Banking period-end loans increased $19 million, or less than 1 percent, to $73.8 billion.
•Average loans held for investment in the quarter increased $2.5 billion, or 1 percent, to $246.5 billion.
◦Credit Card average loans decreased $860 million, or 1 percent, to $99.7 billion.
•Domestic Card average loans decreased $1.1 billion, or 1 percent, to $91.5 billion.
◦Consumer Banking average loans increased $3.5 billion, or 5 percent, to $72.7 billion.
•Auto average loans increased $3.4 billion, or 5 percent, to $69.5 billion.
◦Commercial Banking average loans decreased $85 million, or less than 1 percent, to $74.1 billion.
•Period-end total deposits decreased $4.0 billion, or 1 percent, to $306.3 billion, while average deposits increased $3.2 billion, or 1 percent, to $308.2 billion.
•Interest-bearing deposits rate paid decreased 4 basis points to 0.35 percent.
(1)Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.
(2)Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period. Management believes that this financial metric is useful in enabling investors and others to assess the Company’s ability to generate income to cover credit losses through a credit cycle, which can vary significantly between periods.

Capital One Second Quarter 2021 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on July 22, 2021 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through August 5, 2021 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2020.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $306.3 billion in deposits and $423.4 billion in total assets as of June 30, 2021. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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